Exhibit 10.38

Summary of Director and Executive Officer Compensation Arrangements

In addition to the compensation arrangements filed as other exhibits to this annual report, EnPro Industries, Inc. (the “Company”) has the following compensation arrangements with its directors and named executive officers.

Compensation Arrangements for Directors

The Company has an arrangement to pay non-employee members of the Company’s board of directors compensation for their service on the board. Effective for 2012, each non-employee member of the Company’s board of directors receives an annual retainer of $150,000, $75,000 of which is paid in cash and $75,000 of which is paid in phantom shares of our common stock upon the director’s termination of service as a director. The non-executive chairman of the board receives an additional quarterly fee of $10,000 for his service in that capacity and for his service as chairman of the Nominating and Corporate Governance Committee, the chairman of the Audit and Risk Management Committee receives an additional annual fee of $8,000, and the chairman of the Compensation and Human Resources Committee receives an annual fee of $6,000.

Compensation Arrangements for Named Executive Officers

The Company’s chief executive officer and its four other most highly compensated executive officers based on 2011 base salaries and bonuses (such five individuals, the “named executive officers”), are all “at-will” employees who serve at the pleasure of the board of directors. The board of directors sets the annual base salary for each of the named executive officers and has the discretion to change the salary of any of the officers at any time. Effective for 2012, the annual base salaries for the named executive officers are as follows:

Named Executive Officer	Base Salary

Stephen E. Macadam	$825,000
Alexander W. Pease	$375,000
Richard L. Magee	$330,000
J. Milton Childress II	$270,000
Robert P. McKinney	$237,000